Exhibit 10.20

SEPARATION AND RELEASE AGREEMENT

          This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between ROGUE WAVE SOFTWARE, INC. (“Rogue Wave”) and John A. Racioppi, with a principal residence at principal residence at 16 Ridgecrest Drive, Scotts Valley, CA 95066(“Mr. Racioppi”) (collectively “Parties”) as of the Execution Date of this Agreement defined in paragraph 28 below.

          WHEREAS, effective as of February 25, 2003, Mr. Racioppi tendered his resignation as Executive Vice President of Worldwide Sales and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with Rogue Wave’s corporate affiliates, parents or subsidiaries;

          WHEREAS, Rogue Wave has accepted the resignation tendered by Mr. Racioppi;

          WHEREAS, the Parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

          WHEREAS, Mr. Racioppi accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated and will receive no payment, compensation, or benefits relating in any manner to Mr. Racioppi’s employment with Rogue Wave or the separation thereof except as set forth in this Agreement.

I.       COVENANTS

          NOW THEREFORE, in consideration of the above set forth recitals which are incorporated herein by reference and the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties hereto as follows:

          1.           RESIGNATION. Mr. Racioppi has tendered and Rogue Wave has accepted Mr. Racioppi’s resignation as Executive Vice President of Worldwide Sales and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with any of Rogue Wave’s corporate affiliates, parents or subsidiaries, effective as of February 25, 2003 (“Separation Date”).

          2.           MODIFICATION AND SUBSTITUTION OF AGREEMENT.  The Parties agree that this Agreement shall replace, modify, and completely supercede any obligations set forth in any former agreement, whether written or oral concerning the terms of Mr. Racioppi’s employment with, or separation from, Rogue Wave.  This Agreement establishes the final agreement between the parties as to the obligations of Rogue Wave, and this Agreement may be altered only in a writing signed by the Chief Executive Officer of Rogue Wave Software, Inc.

          3.           CONSIDERATION.  Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this Agreement: Rogue Wave agrees to pay Mr. Racioppi $7,692.00 (Seven thousand, six hundred ninety two dollars), less all legally required deductions and required withholdings (“Lump Sum Payment”).  The Lump Sum Payment shall be made in a one-time payment within 10 days of the Execution Date of this Agreement.  The Lump Sum Payment shall be by check and delivered by first class mail, overnight delivery, or hand delivery (at the sole option of Rogue Wave) to Mr. Racioppi at the address of his principal residence set forth above.

Mr. Racioppi acknowledges that 25% of the Lump Sum Payment shall be made in consideration for his signing and not revoking the ADEA Release and Waiver in paragraph 12 below.

          4.           INSURANCE.  To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to Rogue Wave, Mr. Racioppi will be eligible to continue his health insurance benefits.  Mr. Racioppi acknowledges that Rogue Wave has provided him with a COBRA notification form setting forth Mr. Racioppi’s rights and responsibilities with regard to COBRA coverage.  Should Mr. Racioppi timely elect to continue coverage pursuant to COBRA, Rogue Wave agrees to pay the premiums in the amount of the premium to that which Rogue Wave paid immediately prior to the Separation Date for Mr. Racioppi’s insurance coverage for a period beginning March 1, 2003 and concluding May 31, 2003 (“COBRA Payment Period”), unless this obligation is terminated earlier as set forth in this Agreement.  Should Mr. Racioppi obtain employment during the COBRA Payment Period, Rogue Wave’s obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through Mr. Racioppi’s new employer.  Mr. Racioppi agrees to notify Rogue Wave in writing in the event Mr. Racioppi obtains employment during the COBRA Payment Period.

          5.           SHARES SUBJECT TO OPTION. Pursuant to your stock option grant(s) and the plan(s) governing those grant(s) (the “Stock Plan”), vesting of your stock options will cease on your Separation Date.  Any right to exercise any vested shares will be as set forth in your stock option grant notice, the stock option agreement, and the Stock Plan.

          6.           OTHER COMPENSATION.  Except as expressly provided herein, Mr. Racioppi acknowledges and agrees that Mr. Racioppi will not receive (nor is Mr. Racioppi entitled to receive) any consideration, compensation, payments, bonuses, commissions, reimbursements, incentive payments, stock, equity interests, stock options, or benefits of any kind.  Mr. Racioppi further acknowledges and agrees that Rogue Wave has paid to Mr. Racioppi in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.  The Parties also agree that, except as provided in paragraph 15 of this Agreement, this Agreement supersedes any and all prior agreements concerning the obligations of Rogue Wave to Mr. Racioppi.

          7.           DENIAL OF LIABILITY.  The Parties acknowledge that any payment by Rogue Wave and any release by Mr. Racioppi pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Mr. Racioppi in no way admit any liability to each other and that they expressly deny any such liability.

          8.           NONDISPARAGEMENT.  Mr. Racioppi agrees that he will not at any time disparage Rogue Wave nor any of its officers or directors to third parties in any manner likely to be harmful to Rogue Wave, its business reputation, or the personal or business reputation of its officers, directors, shareholders and/or employees.  Notwithstanding the prohibition in the preceding sentence, Mr. Racioppi shall respond truthfully, accurately and fully to any question, inquiry, or request for information when required by legal process.

          9.           ROGUE WAVE PROPERTY.  Prior to the Separation Date, Mr. Racioppi agrees to return to Rogue Wave all Rogue Wave documents in whatever form (and all copies thereof) and any and all other Rogue Wave property in Mr. Racioppi’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, notes, contracts, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, including any computer equipment, laptops, cellular telephones, pagers, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof in any form including electronic or paper).  Mr. Racioppi agrees that should he fail to comply with this paragraph of this Agreement, Rogue Wave may pursue any rights it has in law or in equity to recover such information, to prevent Mr. Racioppi’s use, disclosure, or destruction of such property, and to recover damages for Mr. Racioppi’s retention, use, disclosure, or destruction of Rogue Wave property.

          10.           CONFIDENTIALITY/NON-DISCLOSURE.  Mr. Racioppi acknowledges that confidentiality and nondisclosure of the terms of this Agreement are material considerations for the Parties entering into this Agreement.  Mr. Racioppi acknowledges, represents, and agrees that he has not and will not discuss the terms or provisions of the Agreement with any current or former Rogue Wave employee except the Vice President of Human Resources and the Chief Executive Officer.  As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Racioppi and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access.  Notwithstanding the prohibitions in this paragraph:  (a) Mr. Racioppi may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) Mr. Racioppi may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  Mr. Racioppi agrees and acknowledges that any breach of the foregoing provisions concerning confidentiality would cause damage to Rogue Wave in an amount that would be extremely difficult or impossible to calculate.  Accordingly, Mr. Racioppi agrees that, in the event of any breach by Mr. Racioppi, his spouse, attorneys, accountants, or tax advisors of the foregoing provisions, Rogue Wave shall be entitled to liquidated damages in the amount of Five Thousand Dollars ($5,000).  Mr. Racioppi explicitly agrees and acknowledges that this provision with respect to liquidated damages is reasonable under the circumstances existing at the time the Agreement was made.  Nothing in this Agreement shall prevent Rogue Wave from disclosing the terms of this Agreement (i) as necessary to effectuate or enforce its terms, (ii) to its accountants, attorneys, auditors, tax preparers, and financial advisors, (iii) as appropriate to fulfill standard or legally required reporting or disclosure requirements, (iv) upon request from any governmental entity, and (v) insofar as disclosure may be necessary to enforce its terms or otherwise required by law.

          11.           RELEASE OF CLAIMS BY MR. RACIOPPI.   For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Mr. Racioppi, Mr. Racioppi hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to:  any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Racioppi’s employment with Rogue Wave or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Rogue Wave, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Federal Civil Rights Act of 1964, as amended; damages, attorney fees, court costs, or any expenses under Title VII of the Federal Civil Rights Act of 1964, as amended; the Federal Americans with Disabilities Act of 1990; the Family and Medical Leave

Act; the Employee Retirement Income Security Act; the Colorado Anti-Discrimination Act; the Age Discrimination in Employment Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standard Act, as amended; California Fair Employment and Housing Act; California Family Rights Act; California Labor Code; tort law, contract law; and wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; breach of the implied covenant of good faith and fair dealing, or any other obligation arising under any statute, regulation, rule, agreement or source of law.  Mr. Racioppi agrees that in the event he brings a claim or charge covered by this release, or does not dismiss with prejudice and withdraw any claim covered by this release, in which he seeks damages against Rogue Wave or in the event he seeks to recover against Rogue Wave in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges.  In giving this general release, Mr. Racioppi specifically waives the provisions of Section 1542 of the California Civil Code, which section reads as follows:

GENERAL RELEASE—CLAIMS EXTINGUISHED.  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Mr. Racioppi acknowledges and agrees that this waiver is an essential and material term of this release and the compromise settlement that led to it, and that without this waiver the compromise settlement would not have been accomplished.  Mr. Racioppi therefore waives all unknown, unanticipated, unsuspected, and undisclosed claims, liens, demands, or liabilities, as well as those which are known, anticipated, suspected, and disclosed.  Mr. Racioppi has had an opportunity to consult with, and has consulted with, an attorney of his choice with respect to this waiver and, being of competent mind, understands and acknowledges its significance.  Mr. Racioppi hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to his release of any claims herein.

          12.           ADEA WAIVER AND RELEASE BY MR. RACIOPPI.  Mr. Racioppi acknowledges that Mr. Racioppi is knowingly and voluntarily waiving and releasing any rights Mr. Racioppi may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA Waiver and Release”).  Mr. Racioppi acknowledges that the consideration given for this ADEA Waiver and Release, provided for in paragraph 3 above, is in addition to anything of value to which Mr. Racioppi was already entitled.  The parties agree and acknowledge that Mr. Racioppi has been advised by this writing, as required by the ADEA that:  (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. Racioppi signs this Agreement; (b) Mr. Racioppi has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mr. Racioppi has forty-five days within which to consider this ADEA Waiver and Release (although Mr. Racioppi may choose to voluntarily execute this ADEA Waiver and Release earlier); (d) Mr. Racioppi has seven days following the execution of this Agreement to revoke Mr. Racioppi’s ADEA Waiver and Release by sending, via certified United States mail, written notice of revocation to the attention of Rogue Wave, Attn. Vice President of Human Resources; 5500 Flatirons Parkway, Boulder, CO 80301, and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Mr. Racioppi signs this Agreement, provided that the Company has also signed this Agreement by that date.  The parties acknowledge and agree that revocation by Mr. Racioppi of the ADEA Waiver and Release is not effective to revoke Mr. Racioppi’s waiver or release of any other claims pursuant to this Agreement.  The parties further agree that revocation by Mr. Racioppi of the ADEA Waiver and Release shall entitle Rogue Wave to recover any and all payments made by Rogue Wave in consideration for Mr. Racioppi executing and not revoking the ADEA Waiver and Release, as articulate in paragraph 3 and to recover the costs, expenses and attorney fees incurred in attempting to recover such payments.

          13.           BUSINESS EXPENSE REIMBURSEMENT.  Rogue Wave agrees to reimburse Mr. Racioppi for those reasonable business expenses he necessarily incurred in his capacity as a Rogue Wave employee prior the Separation Date to the extent such expenses are consistent with Rogue Wave’s policies in this regard.  Mr. Racioppi acknowledges and agrees that Rogue Wave will not reimburse him for any expenses he incurred after the Separation Date.  Mr. Racioppi must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date.

          14.           REFERENCES.  To coordinate Rogue Wave’s response to any inquiries from prospective employers seeking employment references concerning Mr. Racioppi, Mr. Racioppi agrees to direct such prospective employers exclusively to the Rogue Wave Vice President of Human Resources.  Should the Vice President of Human Resources receive an inquiry, the Vice President (or an authorized agent acting on behalf of the Vice President) shall confirm Mr. Racioppi’s period of employment with Rogue Wave, the position he held, and the latest salary that he received as an employee and will state that company policy precludes the release of further information.

          15.           NONDISCLOSURE OF PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT.  Mr. Racioppi agrees and acknowledges that he is bound, and will continue to be bound after the Execution Date of this Agreement, by the terms of the Employee Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) between Mr. Racioppi and Rogue Wave, executed by Mr. Racioppi on February 5, 2002, a copy of which is attached hereto as Exhibit A and which is incorporated herein as if set forth in full.  Mr. Racioppi specifically acknowledges that, without limitation, he remains bound by a covenant not to compete with Rogue Wave for the period of time specified in the Confidentiality Agreement.  Mr. Racioppi acknowledges that this restriction prohibits him, without limitation, from engaging in the management, design, development, marketing or sale of any product, service, process, system, or software that was marketed, sold, or under development by Rogue Wave (including Rogue Wave’s subsidiaries and divisions) at any time during Mr. Racioppi’s employment with Rogue Wave.  Mr. Racioppi also specifically acknowledges that, without limitation, he remains bound by a covenant not to solicit Rogue Wave customers, employees, and partners.  Nothing in this paragraph should be construed to narrow the obligations of Mr. Racioppi imposed by any other agreement, statute, case law or other source.

          16.           TAX CONSEQUENCES.  Mr. Racioppi expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Mr. Racioppi pursuant to this Agreement.  Mr. Racioppi agrees to indemnify and hold Rogue Wave harmless for any and all claims or penalties asserted against Rogue Wave for failure to pay taxes due on any consideration provided by Rogue Wave pursuant to this Agreement.

          17.           COOPERATION.  Mr. Racioppi agrees to fully cooperate with Rogue Wave and make himself available to the company for any investigations or lawsuits involving Rogue Wave or its successors or assigns.  Except for time spent in depositions or trial, Mr. Racioppi will be paid an hourly rate based on his final base salary for time spent at the request of Rogue Wave.  Rogue Wave agrees to provide reasonable notice to Mr. Racioppi of the need to so participate in any investigation, deposition or trial.  Nothing in this Agreement will restrict or preclude Mr. Racioppi from, or otherwise influence Mr. Racioppi in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Rogue Wave, as required by law or formal legal process.

          18.           AGREEMENT NOT TO SEEK REEMPLOYMENT.  As a free and voluntary act, Mr. Racioppi agrees never to seek or accept direct or indirect employment or consulting or contracting employment with Rogue Wave for a period of five (5) years from the Execution Date of this Agreement.  If this provision is breached by Mr. Racioppi, the application will be rejected by Rogue Wave without any resulting liability for Rogue Wave.  In the event Mr. Racioppi is employed as an employee, consultant, independent contractor, or otherwise, in contravention of the terms of this paragraph 17 of this Agreement, he shall be subject to summary dismissal or discharge without any resulting liability for Rogue Wave.  Notwithstanding the foregoing, Rogue Wave and Mr. Racioppi agree that Mr. Racioppi may seek or accept employment as an employee, consultant, independent contractor, or sub-contractor with any person or entity that contracts with Rogue Wave, provided he does not work directly or indirectly on work related to Rogue Wave and that such employment does not violate Mr. Racioppi’s obligations under the Confidentiality Agreement or any state or federal law, including but not limited to the protection of Rogue Wave’s trade secrets.  Mr. Racioppi represents that he does not currently have any application for employment pending with Rogue Wave.

          19.           NO THIRD PARTY RIGHTS.  The Parties agree that by making this Agreement, they do not intend to confer any benefits, privileges, or rights to others.  The Agreement is strictly between the Parties hereto, subject to the terms of paragraph 23 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

          20.           VOLUNTARY AND KNOWINGLY.  Mr. Racioppi acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel and has in fact sought and received advice from counsel of his own choosing, and was fully advised of his rights under law.  Mr. Racioppi further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes it.

          21.           DUTY TO EFFECTUATE.  The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

          22.           ENTIRE AGREEMENT.  Except for those agreements expressly referenced herein, this Agreement, including Exhibits A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Racioppi and Rogue Wave with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by the Chief Executive Officer of Rogue Wave.

          23.           SUCCESSORS AND ASSIGNS.  This Agreement, including Exhibit A, hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

          24.           APPLICABLE LAW.  The Parties agree and intend that Colorado statutes and case law shall govern any and all disputes arising between the Parties relating to, construing, interpreting, or enforcing this Agreement and relating to any other aspect of Mr. Racioppi’s employment with Rogue Wave.

          25.           ARBITRATION.  The Parties agree, that to submit any dispute between them concerning or arising out of this Agreement, or concerning or arising out of Mr. Racioppi’s employment with Rogue Wave, to resolution in final and binding arbitration in Denver, Colorado under the American Arbitration Association’s Rules for the Resolution of Employment Disputes before an arbitrator selected from the

Judicial Arbiter Group located in Denver, Colorado.  The parties agree that the arbitration proceedings shall not be open to the public.  The arbitrator will be selected by mutual agreement of the parties, and such agreement shall not be unreasonably withheld.  The decision of the arbitrator shall be final and binding.  The arbitration award may be enforced in any court of competent jurisdiction.  Each party will bear her/its own costs and attorneys’ fees incurred in connection with any arbitration, and no party or an attorney for any party shall seek or accept an award of attorneys’ fees under any statute, rule or order of court in connection with the lawsuit.  The Parties agree that nothing in this paragraph shall prevent either Party from pursuing claims for temporary equitable relief concerning obligations under this Agreement in a court of competent jurisdiction.  Any party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney fees incurred in successfully dismissing the action or successfully transferring the action to arbitration under this paragraph.

          26.           SEVERABLE.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

          27.           ENFORCE ACCORDING TO TERMS.  The Parties intend this Agreement to be enforced according to its terms.

          28.           EXECUTION DATE.  This Agreement is effective on the later of the dates that each of the Parties signed this Agreement (“Execution Date”).

          29.           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one party but all signed counterparts taken together will constitute one and the same argument.

          30.           SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          31.           EXPIRATION.  Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Mr. Racioppi and delivered to Rogue Wave no later than April 14, 2003, to be effective or binding on Rogue Wave.

          IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

JOHN A. RACIOPPI, an individual	ROGUE WAVE SOFTWARE, INC., a Delaware corporation

/s/ JOHN A. RACIOPPI		/s/ KATHLEEN BRUSH

John A. Racioppi	By:	Kathleen Brush
	Its:	Chief Executive Officer

Date: April 14, 2003	Date: April 14, 2003

Exhibit A:          Employee Proprietary Information and Inventions Agreement filed as Exhibit 10.13, Exhibit D, to the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001.